Exhibit 99.1

ATEC Announces Preliminary 2020 Revenue Results

•	Full-year 2020 U.S. revenue growth exceeded 30%
•	Fourth quarter 2020 U.S. revenue grew over 38% compared to last year

CARLSBAD, Calif., January 12, 2021 – Alphatec Holdings, Inc. (“ATEC” or the “Company”) (Nasdaq: ATEC), a medical device company dedicated to revolutionizing the approach to spine surgery, announced today preliminary revenue results for the fourth quarter and full year ended December 31, 2020.

Preliminary, Unaudited 2020 Revenue

	Fourth Quarter Ended December 31, 2020	Year Ended December 31, 2020
U.S. Revenue	$43.0 million to $43.3 million	$141.0 million to $141.3 million
Total Revenue	$43.8 million to $44.1 million	$144.8 million to $145.1 million

Preliminary, unaudited fourth quarter 2020 U.S. revenue grew 38% to 39% year-over-year and 7% to 8% sequentially despite the impact of the recent surge of COVID-19 cases, which pressured surgery volume growth in several key geographies. Growth was driven primarily by the continuing rapid adoption of recently released ATEC technologies and strong pull-through from the SafeOp Neural InformatiX System.  New product sales represented approximately 75% of estimated U.S. revenue for the quarter.  Preliminary, unaudited full-year 2020 U.S. revenue reflects growth of 30% to 31% compared to 2019.

"Our 2020 performance gives me great confidence in our ability to continue to earn market share," said Pat Miles, Chairman and Chief Executive Officer. "While we expect pandemic-related volume variability to persist into 2021, we will continue to drive adoption of novel procedures like PTP while we work to close the EOS transaction. The clinical prowess of the team we have assembled and the unparalleled output of the organic innovation machine tell me that ATEC's best is yet to come."

The preliminary results announced today are unaudited and are therefore subject to change. The Company expects to announce its fourth quarter and full-year 2020 financial and operating results on March 4, 2021.

Exhibit 99.1

2021 Revenue Guidance

The Company expects total revenue for the fiscal year ended December 31, 2021, to approximate $178 million, which includes U.S. revenue of approximately $176 million.  Revenue guidance reflects expected U.S. revenue growth of approximately 25% compared to 2020, driven by continued launches of novel procedures and products and growing traction of the procedures and products released in 2020. Total revenue guidance contemplates the anticipated wind-down of the Company’s international supply agreement by August 2021. The Company expects to update guidance to reflect the positive impact of EOS imaging when that transaction closes, which is anticipated in Q2 2021.

The Company remains subject to the potential and uncertain impact of the ongoing COVID-19 pandemic. If hospitals continue to experience a surge in COVID-19 cases and defer elective procedures to preserve capacity, the Company’s ability to achieve these financial objectives may be adversely affected

About Alphatec Holdings, Inc.

Alphatec Holdings, Inc. (ATEC), through its wholly-owned subsidiaries, Alphatec Spine, Inc. and SafeOp Surgical, Inc., is a medical device company dedicated to revolutionizing the approach to spine surgery through clinical distinction.  ATEC’s Organic Innovation Machine is focused on developing new approaches that integrate seamlessly with the SafeOp Neural InformatiX System to safely and reproducibly treat spine’s various pathologies and achieve the goals of spine surgery.  Alphatec’s vision is to become the Standard Bearer in Spine.  For more information, visit us at www.atecspine.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management's current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described therein. Forward-looking statements include references to the impact of the COVID-19 pandemic on the Company's business and financial results; the Company’s ability to create clinical distinction, compel surgeon adoption and earn market share; the Company’s planned commercial launches, product introductions and product integration; when and whether the anticipated acquisition of EOS imaging, S.A. ultimately will close and the potential benefits and synergies thereof; and the Company’s expectations with respect to future revenue and growth. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the uncertainty of success in developing new products or products in the Company’s pipeline; failure to achieve acceptance of the Company’s products by the surgeon community; failure to obtain FDA or other regulatory clearance or approval for new products, or unexpected or prolonged delays in the process; continuation of favorable third party reimbursement for procedures performed using the Company’s products; the Company’s ability to compete with other products and emerging new technologies; product liability exposure; patent infringement claims; changes to our financial results for the quarter and year ended December 31, 2020 due to the completion of financial closing procedures; and the impact of the COVID-19 on our business and the economy.  The words “believe,” “will,” “should,” “expect,” “intend,” “estimate,” “look forward” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. A further list and description of these and other factors, risks and uncertainties can be found in the Company's most recent annual report, and any subsequent quarterly and current reports, filed with the Securities and Exchange Commission. ATEC disclaims any intention or obligation to update or revise

Exhibit 99.1

any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

Investor/Media Contact:

Tina Jacobsen

Investor Relations

(760) 494-6790

investorrelations@atecspine.com

Company Contact:

Jeff Black

Chief Financial Officer

Alphatec Holdings, Inc.

investorrelations@atecspine.com